Exhibit 23.1

We consent to the inclusion in the Registration Statement (Form S-1) of E-Check Holdings, Inc. (hereinafter the “Company”) of our report dated February 22, 2011, with respect to the consolidated balance sheets as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ (deficit) equity, and cash flows for the years ended December 31, 2010 and 2009 and for the period from the inception on May 2, 2005 to December 31, 2010 to be included in this Registration Statement (Form S-1).

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
July 12, 2011 ___________________________________
Date